Exhibit 99.1

Audacy Receives Court Approval of “First Day” Motions

Operations Continue in Ordinary Course

Philadelphia, PA – January 9, 2024 – Audacy, Inc., (OTC: AUDA) (the “Company” or “Audacy”) announced today that it has received approval from the United States Bankruptcy Court for the Southern District of Texas (“the Court”) for all first day motions related to its prepackaged Chapter 11 proceedings, which commenced on January 7, 2024.

As part of these motions, the Court today granted Audacy access to $57 million in financing from certain of its existing lenders. This financing is comprised of a new $32 million debtor-in-possession (“DIP”) term loan and a $25 million upsize of the Company’s existing $75 million accounts receivables financing facility to $100 million. The DIP financing, the upsize of the accounts receivables financing facility and the Company’s cash from operations and available reserves will enable Audacy to fulfill commitments to employees, advertisers, partners and vendors. The Court also authorized Audacy to continue to pay employee wages, salaries and benefits without interruption and to pay vendors and suppliers.

As previously announced, Audacy entered into a restructuring support agreement (“RSA”) with a supermajority of its debtholders. Under the terms of the RSA, the debtholders committed to vote in favor of a plan of reorganization that, when consummated, will equitize approximately $1.6 billion of funded debt, a reduction of 80% from approximately $1.9 billion to approximately $350 million. The Company does not expect any operational impact from the restructuring, and trade and other unsecured creditors will not be impaired.

For more information on Audacy’s restructuring, including access to Court documents, please visit https://dm.epiq11.com/Audacy or contact Epiq Corporate Restructuring, LLC, the Company’s claims and noticing agent, at (877) 491-3119 (toll free U.S.) / +1(503) 406-4581 (International) or audacy@epiqglobal.com. Additional information is also available at forward.audacyinc.com.

About Audacy

Audacy, Inc. is a leading multi-platform audio content and entertainment company that connects with 200 million consumers. Powered by its exclusive, premium audio content that includes unrivaled leadership positions in news and sports radio, Audacy operates one of the country’s two scaled radio broadcasting groups, a rapidly growing direct-to-consumer digital audio platform, multiple audio networks, a major event business and a leading, award-winning podcast studio. Learn more at www.audacyinc.com, Facebook (Audacy Corp), X (@AudacyCorp), LinkedIn (@Audacy-Inc), Instagram (@lifeataudacy) and Threads (@AudacyCorp). Audacy uses its investor relations website and social media channels to communicate with its investors and the public, including to announce material information.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and are subject to certain risks and uncertainties, including the Company’s ability to successfully navigate the Chapter 11 process, the Company’s ability to fulfill its commitments without interruption with borrowings under the DIP financing, the upsize of the accounts receivables financing as well as cash and available reserves, the expected timing of Court hearings and approval of the Plan, the Company’s ability to manage its business without disruption during the restructuring process, its anticipated future financial or operational results and its ability to improve its capital structure. Additional information and key risks applicable to these statements are described in the Company’s reports on Forms 8-K, 10-Q and 10-K and other filings the Company makes with the Securities and Exchange Commission. All of the forward-looking statements in this press release are qualified by these cautionary statements, and actual results or developments may differ materially from those in these forward-looking statements. The Company assumes no obligation to publicly update or revise any forward-looking statements.

Contacts

FGS Global

AudacyMedia@FGSGlobal.com